EX 99.28(e)(3)(ii)

Amendment to
Participation Agreement

This Amendment is to the Participation Agreement dated January 31, 2012 (“Agreement”) among Jackson Variable Series Trust (formerly, Curian Variable Series Trust) (“JVST”), a business trust organized under the laws of the Commonwealth of Massachusetts, on behalf of itself or its separate series listed on Schedule A, severally and not jointly (each, an “Investing Fund”), iShares Trust and iShares U.S. ETF Trust, business trusts organized under the laws of the State of Delaware, and iShares, Inc., iShares U.S. ETF Company, Inc. and iShares Sovereign Screened Global Bond Fund, Inc., corporations organized under the laws of the State of Maryland, each on behalf of its respective iShares series, severally and not jointly (each an “iShares Fund” and collectively the “iShares Funds”).

Whereas, the parties have agreed to amend Schedule A of the Agreement to change the names of each existing series of JVST listed thereon.

Now, Therefore, the parties hereto agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule B attached hereto.

2.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3.
JVST and the iShares Funds hereby each represent and warrant to the other parties that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment on its behalf has the requisite authority to bind JVST and the iShares Funds to this Amendment.

In Witness Whereof, the parties hereto have caused this Amendment to be executed and effective as of April 27, 2015.  This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Jackson Variable Series Trust,
Each of the Funds listed on Schedule A, severally and not jointly, on behalf of itself or each of its series		iShares Funds

By:	/s/ Kelly L. Crosser	By:	/s/ Jack Gee
Name:	Kelly L. Crosser	Name:	Jack Gee
Title:	Assistant Secretary	Title:	Managing Director

Schedule A

List of Funds – Investing Funds

Jackson Variable Series Trust Funds (formerly, Curian Variable Series Trust)
JNL Tactical ETF Conservative Fund (formerly, Curian Tactical Advantage 35 Fund)
JNL Tactical ETF Moderate Fund (formerly, Curian Tactical Advantage 60 Fund)
JNL Tactical ETF Growth Fund (formerly, Curian Tactical Advantage 75 Fund)

A-1